Exhibit 99.1

Abercrombie & Fitch Co. Announces Election of Andrew Clarke to its Board of Directors
Clarke brings global, executive leadership and a deep connection to consumers around the world

NEW ALBANY, Ohio, August 22, 2024 (GLOBE NEWSWIRE) -- Abercrombie & Fitch Co. (NYSE: ANF), a leading, global omnichannel specialty retailer of apparel and accessories, today announced the election of Andrew Clarke to its Board of Directors, effective August 21, 2024.

Mr. Clarke, 51, is the Global President of Mars Snacking, a division of Mars, Incorporated. In this role, which he has held since 2018, Clarke is responsible for overseeing one of the world’s most iconic portfolio of snack brands, which represents a significant portion of Mars’ total business. He has more than 30 years in consumer-focused industries, with the last 24 years at Mars in roles of increasing responsibility. Clarke started with Mars in UK sales, before moving into various general management and regional roles across Europe and Latin America. He then took on a global role as Chief Customer and Marketing Officer before moving into his current position, which is based in Chicago. Clarke has spent more than nine years on the Mars leadership team and brings a true global perspective to his role.

Clarke started his career at British retailer Marks & Spencer, spending four years there before joining Mars.

“We are thrilled to welcome Andrew to Abercrombie & Fitch Co.’s Board of Directors. With decades of executive experience in consumer goods and a deep understanding of consumers around the world, he will bring a dynamic, global perspective as we navigate the company’s next chapter of growth,” said Nigel Travis, Chairperson of the Board. “His strategic capabilities, diverse geographic experience, work in a multi-brand environment and track-record of successfully driving growth will be a tremendous asset to the Board and company.”

“I’m honored to join Abercrombie & Fitch Co.’s Board of Directors,” said Clarke. “I have nothing but admiration and respect for the company’s recent success, made possible by years of transformational work, the strength of their iconic, global brands and the incredible culture they have built. I look forward to partnering with CEO Fran Horowitz and her management team, as well as Nigel and the board as the company continues its work to achieve its long-term ambitions,” he added.

About Abercrombie & Fitch Co.:
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.

The company operates a family of brands, including Abercrombie & Fitch and Hollister, each sharing a commitment to offer products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates 750+ stores across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com and HollisterCo.com.